As filed with the Securities and Exchange Commission On March 2, 2018	Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015
New York, NY 10119-4015
(Address of principal executive offices)

Lexington Realty Trust
Amended and Restated
2011 Equity-Based Award Plan
(Full title of the plan)

T. Wilson Eglin
President and Chief Executive Officer
One Penn Plaza, Suite 4015
New York, NY 10119-4015
(212) 692-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:
Joseph S. Bonventre, Esq.
General Counsel
Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, NY 10119-4015
(212) 692-7200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☒ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per Share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common shares of beneficial interest classified as common stock, par value $0.0001 per share (the “Common Stock”)	4,178,397 shares (3)	$8.04	$33,594,311.88	$4,182.49

(1)
9,150,675 shares of Common Stock of Lexington Realty Trust (the “Registrant”) were previously registered pursuant to the Registrant’s Registration Statement on Form S-8, Registration No. 333-175618 (the “2011 Registration Statement”) with respect to the Lexington Realty Trust 2011 Equity-Based Award Plan (the “Original Plan”), amended and restated effective May 16, 2017 (as amended and restated, the “Amended and Restated Plan”). This Registration Statement on Form S-8 is filed to register an additional 3,399,775 shares of Common Stock with respect to the Amended and Restated Plan, which are available for issuance thereunder. Therefore, the Registrant is paying an additional registration fee of $3,045.06 with this Registration Statement. In accordance with General Instruction E to Form S-8, the Registrant incorporates by reference 778,622 shares of Common Stock that were registered pursuant to the 2011 Registration Statement and that remain to be issued under the Amended and Restated Plan. Pursuant to Rule 416 under the Securities Act of 1933 (as amended, the “Securities Act”), this Registration Statement also covers such number of additional securities as may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the Common Shares on The New York Stock Exchange on February 28, 2018. The registration fee of $4,182.49 is offset by $1,137.43 of registration fees with respect to 778,622 unsold shares of Common Stock that were registered pursuant to the 2011 Registration Statement. As a result, $3,045.06 is being paid herewith.

(3)
Represents 778,622 shares of Common Stock that were previously reserved for issuance under the Original Plan and 3,399,775 shares of Common Stock that are being reserved hereby for issuance under the Amended and Restated Plan.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with General Instruction E to Form S-8, the Registrant incorporates by reference the contents of the 2011 Registration Statement, filed with the Securities and Exchange Commission on July 15, 2011.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In accordance with General Instruction E to Form S-8, the Registrant incorporates by reference the contents of the 2011 Registration Statement, filed with the Securities and Exchange Commission on July 15, 2011.

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in the Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission on February 27, 2018;

2.	The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2018; and

3.
The “Description of Common Shares” contained in the Company’s Registration Statement on Form S-3 (Registration No. 333-223257), as filed with the Securities and Exchange Commission on February 27, 2018.

In addition, all documents filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Securities and Exchange Commission.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The Company has agreed to indemnify and hold KPMG LLP (“KPMG”) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion (or incorporation by reference) of its audit report on the Company's past financial statements included (or incorporated by reference) in this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Company is a real estate investment trust, or REIT, formed under the laws of the State of Maryland. The Maryland REIT Law and Section 2-418 of the Maryland General Corporation Law generally permit indemnification of any trustee or officer made a party to any proceedings by reason of service as a trustee or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee or officer in connection with the proceeding, but if the proceeding is one by or in the right of the company, indemnification is not permitted with respect to any proceeding in which the trustee or officer has been adjudged to be liable to the company, or if the proceeding is one charging improper personal benefit to the trustee or officer, whether or not involving action in the trustee's or officer's official capacity, indemnification of the trustee or officer is not permitted if the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee or officer failed to meet the requisite standard of conduct for permitted indemnification.

Pursuant to the Company’s declaration of trust, the Company’s trustees and officers are, and will be, indemnified against certain liabilities. The Company’s declaration of trust requires the Company to indemnify its trustees and officers to the fullest extent permitted by the laws of Maryland. The Company’s declaration of trust also provides that, to the fullest extent permitted under Maryland law, the Company’s trustees and officers will not be personally liable to the Company or its shareholders for money damages.

The foregoing reference is necessarily subject to the complete text of the Company’s declaration of trust and the statutes referred to above and is qualified in its entirety by reference thereto.

The Company has also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and actions in their capacities as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Lexington Realty Trust Amended and Restated 2011 Equity-Based Award Plan

5.1	Opinion of Venable LLP regarding the legality of the securities being registered hereunder

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (included on the Signature Page)

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 2, 2018.

LEXINGTON REALTY TRUST

By:	/s/ T. Wilson Eglin
Name: T.Wilson Eglin
Title: Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below authorizes T. Wilson Eglin and Patrick Carroll, and each of them, each of whom may act without joinder of the other, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or trustee of Lexington Realty Trust, and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ E. Robert Roskind	Chairman	March 2, 2018
E. Robert Roskind

/s/ T. Wilson Eglin	Chief Executive Officer, President and Trustee (principal executive officer)	March 2, 2018
T. Wilson Eglin

/s/ Patrick Carroll	Chief Financial Officer, Executive Vice President and Treasurer (principal financial officer)	March 2, 2018
Patrick Carroll

/s/ Beth Boulerice	Executive Vice President and Chief Accounting Officer (principal accounting officer)	March 2, 2018
Beth Boulerice

/s/ Harold First	Trustee	March 2, 2018
Harold First

/s/ Richard S. Frary	Trustee	March 2, 2018
Richard S. Frary

/s/ Lawrence L. Gray	Trustee	March 2, 2018
Lawrence L. Gray

/s/ Jamie Handwerker	Trustee	March 2, 2018
Jamie Handwerker

/s/ Claire A. Koeneman	Trustee	March 2, 2018
Claire A. Koeneman

/s/ Howard Roth	Trustee	March 2, 2018
Howard Roth